                                                                     EXHIBIT 6.4


                             EMPLOYMENT AGREEMENT
                             --------------------



     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of February 19, 1996, by and between PAN WESTERN ENERGY CORPORATION, an Oklahoma corporation (the "Corporation"), and BUDDIE E. LIVINGSTON, II., a resident of Bristow, Oklahoma ("Livingston"), and is made with reference to the following:

     A. Livingston was employed by the Corporation as Vice President - Operations effective January 1, 1996.

     B. The parties desire to execute this Agreement to set forth the terms and conditions of Livingston's employment hereinafter.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1.   Employment of Livingston, Title and Duties.  The Corporation shall
          ------------------------------------------
employ Livingston and Livingston shall render services to and on behalf of the Corporation, subject to the terms and conditions of this Agreement. Livingston shall devote his full time and attention to the affairs of the Corporation. Livingston shall have the title of Vice President - Operations. Livingston's duties shall be as specified in the by-laws of the Corporation and as directed from time to time by the Corporation's President and Chief Executive Officer and its Board of Directors.

     2.   Term of Employment.  The term of this Agreement and Livingston's
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employment pursuant hereto shall commence on the date first above written and shall expire on December 31, 2000; or, (b) such other date to which the term of employment has been extended by the Corporation's Board of Directors.

     3.   Compensation.
          -------------

     (a)  Base Compensation and Fringe Benefits.  As compensation for his
          -------------------------------------
services rendered hereunder, the Corporation shall pay Livingston the following annual base salary:

                         Year             Base Salary
                         ----             -----------
                         1996                $48,000
                         1997                $48,000
                         1998                $48,000
                         1999                $48,000
                         2000                $48,000

In addition, the Corporation shall pay normal employee fringe benefits, including but not limited to the use of an automobile and me-dical insurance for said employee, from which amount shall be deducted normal employee withholding and other applicable employment taxes, and such other benefits as may from time to time be determined by the Board of Directors of the Corporation. Livingston shall receive annually vacation time as specified in the Corporation's Personnel Manual, which may be carried over one year. Salary shall be payable in installments twice monthly.

     (b)  Annual Incentive Compensation.  As annual incentive compensation, the
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Corporation will establish a bonus pool equal to ten percent (10%) of the
Corporation's net income in excess of $100,000 as reflected by the Corporation's annual audited financial statements. This sum shall be paid to those individuals participating in said bonus pool as incentive compensation within forty five (45) days from the date the annual audited financial statements are delivered to the Corporation's Board of Directors. The amount to be paid to each individual participant shall be determined by the Corporation's Board of Directors based upon recommendations made to it by the Corporation's Chief Executive Officer. Livingston shall be eligible to participate in this bonus pool. As further incentive compensation, Livingston shall be eligible to participate in the Corporation's existing Employee Stock Option Plan.

     4.   Covenant Not to Compete.  Livingston covenants and agrees that, during
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the term of his employment and for a period of two (2) years thereafter, he will not, directly or indirectly, engage in or become financially or otherwise interested in any business I(Pounds)i which the Corporation (or any affiliate) is now engaged or in which it becomes engaged at any time during the term of Livingston's employment with the Corporation relating to the primary business of the Corporation. The area covered by this covenant includes the Oklahoma and its adjoining states. This covenant extends to Livingston, whether as a principal, agent, manager, employee, lessor, consultant, partner, shareholder, director, officer or otherwise. This covenant does not extend to Livingston's ownership of less than two percent (2%) of the voting interests in a publicly held corporation. Livingston expressly acknowledges that his execution of this covenant not to compete is a material factor in the Corporation's execution of this Agreement; that its specific terms were bargained for; that this covenant not to compete is of material import to the Corporation as the business in which the Corporation is engaged is highly competitive; and that the covenant not to compete does not constitute an unreasonable restriction on Livingston. Excluded from this Paragraph 4. are working interests, royalty interests and overriding royalty interests owned by Livingston prior to the effective date of this Agreement. Further, this Paragraph 4. will not apply to any working interests, royalty interests or overriding royalty interests conveyed to Livingston as inheritance.

     5.   Disclosure of Information. It is agreed that any and all improvements,
          -------------------------
discoveries or results of research, whether patentable or not, which are made, discovered or invented by Livingston, any other employee, contractor, or consultant to the Corporation, which relate in any manner to any products, equipment, work or oth-er business activity of the Corporation or any affiliated corporation during the term of Livingston's employment, shall be and become the exclusive property of the Corporation. Further, Livingston expressly acknowledges that the list of the Corporation's customers, its trade secrets and other information pertaining to the patent rights, designs, methods, systems, improvements, proprietary information, sales data, trademarks, products, and business affairs of the Corporation, as the same may exist from time to time, are the sole property of the Corporation (or its affiliated corporations as the case may be), are strictly confidential, and shall be held in trust solely for the benefit and use of the Corporation (or its affiliated corporations as the case may be). All knowledge and information which Livingston may acquire by, from or through the Corporation during the course of rendering services under this Agreement, or from the employees or consultants to the Corporation (or of any affiliated corporation as the case may be), with respect to any such information as is specified above, and other confidential matters shall for all purposes, be regarded as strictly confidential and held in trust and solely for the benefit and use of the Corporation (or its affiliated corporations as the case may be). Livingston covenants and agrees that he shall not, during the term of this Agreement, or at any time after the termination hereof, disclose any such information to any person, firm, corporation, association or other entity or group of persons, for any reason or purpose whatsoever; provided, however, that the covenants contained in this Section 5 shall not prevent Livingston from making such disclosures (i) as may be necessary in the performance of the services hereunder, (ii) as may be necessary to comply with legal process or governmental order, or (iii) to the extent such information is already in the public domain at the date of such disclosure.

     6.   Termination of Employment.
          -------------------------

     (a)  Termination for Just Cause.  For just cause due to the fault of
          --------------------------
Livingston, the Corporation may terminate Livingston's employment at any time upon ten (10) days written notice to Livingston and the Corporation shall be obligated to pay Livingston the compensation under Section 3 due him only up to the date of termination, including any accrued employee benefits and/or vacation pay. As used in this Agreement, the term "just cause" shall mean (i) Livingston shall engage in willful and material misconduct in the performance or nonperformance of this Agreement; and (ii) Livingston shall commit actual fraud or a felony criminal act on or after the date of execution hereof. Such action shall only be taken after reasonable notice to Livingston and after having provided Livingston an opportunity to present his position. Livingston's commission of fraud or a felony criminal act shall be determined by a court of competent jurisdiction or admitted by Livingston. Termination under this subsection 6(a) shall result in the termination for future periods of all compensation otherwise payable to Livingston under Section 3 (a), and shall render null and void ab initio the Corporation's obligation to pay the incentive
                     -- ------
compensation specified in Section 3(b).  Livingston's termination under this
Section 6(a) shall not affect Livingston's obligations under Sec-tions 4 or 5 hereof.

     (b)  Termination Without Just Cause.  The Corporation may terminate
          ------------------------------
Livingston's employment without just cause, but in such event the Corporation shall be obligated to pay to Livingston the compensation otherwise payable under
Section 3 (a) for the remainder of the term of his employment as determined in
Section 2, including any accrued employee benefits and/or vacation pay. Any amount of such Section 3 (a) compensation in a gross amount before withholding taxes up to the greater of One Hundred Thousand Dollars ($100,000) or the amount of Livingston's combined federal and state income taxes, if any, resulting from the Corporation's obligation to pay such remaining Section 3(a) compensation which are due in the year of termination (or not later than the due date for the filing of Livingston's individual income tax returns for such year), shall be paid in cash thirty (30) days following the date of Livingston's termination. The amount, if any, of Livingston's Section 3(a) compensation exceeding such amount shall be paid in cash in two equal annual installments, on the first and second anniversaries of Livingston's termination. No interest shall accrue on such payments, and the Corporation shall deduct there from all normal employee withholding taxes. If the Corporation terminates Livingston's employment under this Section 6(b), the incentive compensation otherwise due to Livingston, if any, under Section 3(b) shall be payable at the time(s) and in the form and manner set forth in Section 3 (b). Termination of Livingston's employment under this subsection 6(b) shall not affect Livingston's obligations under Sections 4 or 5 hereof. The foregoing notwithstanding, Livingston may, within ninety (90) days following the termination of his employment under this Section 3 (b), notify the Corporation in accordance with Section 8(b) that he has determined to take actions which would otherwise violate Section 4 hereof. In such case, and subject to the following conditions, Livingston shall be relieved of his obligations under Section 4 hereof. In order to be relieved of such Section 4 obligations, Livingston agrees that his compensation under Sections 3(a) and 3(b) shall terminate as of the date of his termination, and Livingston shall forfeit and return to the Corporation any Section 3(a) compensation and evidences of indebtedness of the Corporation there for applicable to periods after his termination; Livingston's Section 3(b) compensation shall accrue only to the date of his termination and it shall be paid as and when it would otherwise be paid under Section 3(b). Livingston may be terminated under this
Section 6(b) only by a seventy five percent (75%) vote of the Board of Directors of the Corporation, including Livingston's if he is a director of the Corporation at the time the vote is taken. The Corporation shall have the right to prepay all or any part of any payments provided for in this Section 6(b) at any time without penalty.

     (c)  Termination by Livingston.  Livingston may terminate his employment at
          -------------------------
any time on thirty (30) days prior written notice to the Corporation, and in such event, the Corporation shall be obligated to pay Livingston his Section 3(a) compensation only up to the date of termination, including any accrued employee benefits and/or vacation pay. If Livingston dies during the term of this Agreement, This compensation shall continue only to the date of his death. If he becomes disabled such that he cannot perform his principal duties hereunder for a period of longer than three (3) months, the Corporation may terminate his employment after the end of such three (3) month period and in such event Livingston's compensation shall terminate at such date. Termination under this subsection 6(c) shall not affect Livingston's obligations under Sections 4 or 5. If Livingston's employment terminates under this Section 6(c), the incentive compensation otherwise due to Livingston under Section 3(b) shall accrue to the date of termination of his employment under this Section 6(c). The Corporation shall have the right to prepay all or any part of any payments provided for in this Section 6(c) at any time without penalty.

     7.   Remedy for Breach.
          -----------------

     (a)  Breach by Livingston. If Livingston breaches any agreement, provision,
          --------------------
covenant, duty or requirement made herein or required herein on his part, and such breach is not cured or corrected within five (5) days following - written notice of the same from the Corporation, then the Corporation, in its sole discretion, shall be entitled to (i) actual damages from Livingston for such breach, (ii) specific performance of this Agreement by Livingston and an injunction restraining Livingston from violating the terms of this Agreement,
(iii) terminate payment of the compensation described in Section 3 as of the date of such breach (but only under the circumstances specified and to the extent provided in Sections 6(a) or 6(b), as the case may be), and/or (iv) terminate Livingston's employment for cause under Section 6(a) (but only under the circumstances set forth therein), and (v) to the fullest extent permitted by applicable law, recovery of its attorneys fees, court costs, and all related expenses of litigation, together with pre- and post-judgment interest thereon. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from any third party involved or associated with such breach.

     (b)  Breach by Corporation.  If the Corporation breaches any agreement,
          ---------------------
provision, covenant, duty or requirement made herein or required herein on its part, then Livingston, in his sole discretion, shall be entitled to (i) actual damages from the Corporation for such breach, (ii) specific performance of this Agreement by the Corporation and an injunction restraining the Corporation from violating the terms of this Agreement, and (iii) to the fullest extent permitted by applicable law, recovery of his attorneys fees, court costs, and all related expenses of litigation, together with pre- and post-judgement interest thereon. Nothing herein shall be construed as prohibiting Livingston from pursuing any other remedies allowed by law which may be available to him including the recovery of damages from any third party involved or associated with such breach.

     8.   Miscellaneous.
          -------------

     (a)  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     (b)  Notices.  All notices given under this Agreement shall be deemed to be
          -------
effectively given when personally delivered to the party entitled to receive the notice, or when placed in the United States Mails, registered or certified, postage prepaid, at the addresses stated below:

     Livingston:         Buddie E. Livingston
                         1850 South Boulder Avenue
                         Suite 300
                         Tulsa, Oklahoma 74119

     The Corporation:    Pan Western Energy Corporation
                         1850 South Boulder Avenue
                         Suite 300
                         Tulsa, Oklahoma 74119

Either party may change his or its address for the purpose of notice by giving notice of the change of address to the other party in accordance with the provisions of this Section.

     (c)  Waiver and Modification.  No waiver-of any term of condition of this
          -----------------------
Agreement shall be effective unless in writing signed by the waiving party. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition. This Agreement may only be modified in a writing signed by both parties.

     (d)  Severability.  The invalidity or unenforceability of any provision
          ------------
hereof shall in no way affect the validity or enforce-ability of any other provision. In the event any court shall finally hold that the time or territory or any other provisions contained herein constitutes an unreasonable restriction against Livingston then Livingston and the Corporation expressly agree that the provisions of this Agreement shall not be rendered void but shall apply only as to such time, territory or other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

     (e)  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of Oklahoma.

     (f)  Entire Agreement.  The parties agree that this Agreement, shall be the
          ----------------
sole agreement between the parties respecting the employment of Livingston and his noncompetition obligations to the Corporation. All prior written and oral agreements respecting such subject matter are terminated.

     (g)  Time of Essence.  Time is of the essence of this Agreement.
          ----------------

     (h)  Corporate Authority.  The Corporation represents and warrants to
          --------------------
Livingston that (i) all necessary corporate and shareholder action has been taken on behalf of the Corporation to authorize the execution and delivery of this Agreement by the undersigned officer of the Corporation and the satisfaction by the Corporation of its obligations hereunder, (ii) the Corporation has the full power and authority to enter into this Agreement and to perform hereunder, and (iii) the Corporation's execution and delivery of this Agreement does not violate or contravene any other agreement by which the Corporation is bound. These representations and warranties shall survive the execution hereof.

     (i)  Livingston's Representations and Warranties. Livingston represents and
          -------------------------------------------
warrants to the Corporation that (i) Livingston has the full power and authority to enter into this Agreement and to perform hereunder, and (ii) Livingston's execution and delivery of this Agreement does not violate or contravene any other agreement by which Livingston is bound. These representations and warranties shall survive the execution hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ATTEST:                                 PAN WESTERN ENERGY CORPORATION

/s/ Crystal R. Leggett                  /s/ Sid L. Anderson
-------------------------               ------------------------------
Secretary                               By:  Sid L. Anderson
                                             President

                                        BUDDIE E. LIVINGSTON


                                        /s/ Buddie E. Livingston
                                        ----------------------------------------
                                        An Individual